PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

AGREEMENT TO PURCHASE [**] SPARE ENGINES AND QEC KITS BETWEEN
INTERNATIONAL AERO ENGINES, LLC AND
WILLIS LEASE FINANCE CORPORATION, FOR ITSELF AND AS SERVICER
DATED
MARCH 27, 2020

This document contains proprietary information of International Aero Engines, LLC (“IAE LLC”). IAE LLC offers the information contained in this document on the condition that you not disclose or reproduce the information in contravention of Section 8.4 of this Contract. Neither receipt nor possession of this document, from any source, constitutes IAE LLC’s permission. Possessing, using, copying or disclosing this document to or for the benefit of any third party without IAE LLC’s written consent may result in criminal and/or civil liability.

This document does not contain any export regulated technical data.

1

LIST OF APPENDICES

Appendix 1    [**] Engine Model Specification
Appendix 2    Delivery Schedule and Pricing
Appendix 3    [**] Engine and Parts Service Policy
Appendix 4    Spare Engine Shipping Pro Forma
Appendix 5    Forms of Warranty Bill of Sale Appendix 6    List of Permitted Affiliates Appendix 7    LLP Life Assurance Plan

THIS CONTRACT is made this March 27, 2020 (this “Contract”), BETWEEN

INTERNATIONAL AERO ENGINES, LLC
a limited liability company organized and existing under the laws of Delaware, with a place of business located at 400 Main Street, East Hartford, Connecticut 06118, United States of America (hereinafter called “IAE LLC”); and

WILLIS LEASE FINANCE CORPORATION
a corporation organized and existing under the laws of the State of Delaware, with a place of business located at 4700 Lyons Technology Parkway, Coconut Creek, Florida 33073, United States of America (for itself and in its capacity as Servicer on behalf of the Permitted Affiliates (as defined below), hereinafter called “Willis”).

IAE LLC and Willis hereinafter are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

Willis desires to purchase from IAE LLC, and IAE LLC desires to sell to Willis, four (4) new [**] Spare Engines, which will be operated by one or more lessees of Willis to support such lessees’s [**] aircraft powered by [**] engines;

Willis desires to purchase from IAE LLC, and IAE LLC desires to sell to Willis, four (4) new QEC Kits for the subject Spare Engines; and

The Parties hereby set out the terms on which Willis will purchase the four (4) Spare Engines and the four (4) QEC Kits from IAE LLC and IAE LLC will sell the four (4) Spare Engines and the four

(4)	QEC Kits to Willis.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

In this Contract, unless the context otherwise requires:

1.1	“Aircraft” means [**] aircraft operated by a lessee of Willis.

1.2	“Certification Authority” means the United States Federal Aviation Administration or “FAA”.

1.3
“Delivery” or “Delivered”, as the context may require, means the time at which Willis obtains title to each Spare Engine, Engine Bag and Engine Stand in accordance with Section 2.5.1, and with regard to the QEC Kits in accordance with Section 2.5.2.

1.4	“Delivery Date” means the date set forth in Appendix 2 for each Spare Engine, subject to adjustment as set forth therein.

1.5	“Delivery Location” means IAE LLC’s facility in [**].

1.6	“Engine Bag” means a new IAE LLC-approved engine moisture and vapour proof storage bag.

1.7	“Engine Stand” means a new IAE LLC-approved engine transportation stand.

1.8	“Parts” has the meaning set forth in the Service Policy.

1.9
“QEC Kit” means individually or collectively as the context requires, the four (4) [**]quick engine change kits that are the subject of this Contract, each bearing part number [**], respectively, and the QEC Kit Documentation.

1.10
“QEC Kit Documentation” means the FAA Form 8130-3 (Airworthiness Approval Tag), the installation instruction manual, the bill of material, the certificate of conformance, the commercial invoice, and the PMA eligibility attachment.

1.11
“Permitted Affiliates” means, collectively, those parties set forth in Appendix 6 attached hereto, or such other parties as consented to in writing by IAE LLC, such consent not to be unreasonably withheld or delayed; provided, however, that if

(i)    any such party at any time becomes subject to any event described in Sections 6.1.1a - 6.1.1d, or (ii) IAE LLC is legally prohibited from doing business with such party, then such party shall cease to be a Permitted Affiliate.

1.12	“Spare Engine” means, individually or collectively as the context requires, the four
(4)    IAE LLC [**] engines that are the subject of this Contract, described as Standard Equipment as specified in Appendix 2 and described in the corresponding Specification. Each Spare Engine is in bare engine configuration with no-QEC accessories installed.

1.13	“Spare Engine Part” means any part in a Spare Engine that is manufactured and sold by IAE LLC and delivered new in a Spare Engine.

1.14	“Spare Engine Purchase Price” has the meaning assigned to it in Section 2.3.

1.15	“Specification” means the IAE LLC Engine Specifications attached as Appendix 1.

1.16	“Standard Equipment” means any item identified under the Standard Equipment section in the Specification.

2.	SPARE ENGINE AND ACCESSORIES PURCHASE COMMITMENT

2.1	Agreement to Purchase Spare Engines and QEC Kits from IAE LLC

2.1.1
Subject to Willis’ payment of the Spare Engine Purchase Price pursuant to Section 2.4 and Article 4 herein, IAE LLC hereby agrees to sell to Willis, and Willis hereby agrees to purchase from IAE LLC, the Spare Engines to be delivered on each Spare Engine’s Delivery Date.

2.1.2
Each Spare Engine delivery requires one (1) Engine Bag and one (1) Engine Stand. IAE LLC shall provide Willis with an Engine Bag and an Engine Stand [**], to be delivered with each Spare Engine according to the schedule set forth in Appendix 2.

2.1.3
Subject to Willis’ payment of the QEC Kit Purchase Price pursuant to Section 2.4, IAE LLC hereby agrees to sell to Willis, and Willis hereby agrees to purchase from IAE LLC, the QEC Kits to be delivered pursuant to Section 2.5.2.

2.2	Intentionally Omitted

2.3	Purchase Price

The purchase price for each Spare Engine and each QEC Kit is set forth in Appendix 2 (the “Spare Engine Purchase Price” and the “QEC Kit Purchase Price”, respectively).

2.4	Payment

2.4.1
By 12:00 p.m. United States Eastern Standard Time on the scheduled day of Delivery of each Spare Engine, the Spare Engine Purchase Price and the QEC Kit Purchase Price will be due and payable to IAE LLC in full; provided, however, that if Willis makes such payment after [**] United States Eastern Standard Time on the scheduled day of Delivery, then actual Delivery of the corresponding Spare Engine(s) shall take place the immediately succeeding day unless

IAE, in its sole discretion and upon notification to Willis, elects to Deliver the Spare Engine on the scheduled day of Delivery, in which case actual Delivery shall take place the same day. Notwithstanding the foregoing, if required due to production delays, IAE LLC will have the ability to delay delivery of up to [**] Spare Engine up until [**]; provided, however, that if IAE LLC does not Deliver such Spare Engine by [**], IAE LLC shall immediately refund any payments made under this Contract to Willis related to such Spare Engine.

2.4.2	All payments under this Contract must be made in United States Dollars, without any withholdings or deductions whatsoever, by wire transfer to the following account:

or at such other account as IAE LLC may notify Willis from time to time.

All payments hereunder will be deemed to have been made only to the extent cleared or good value funds are received by IAE LLC at a bank account in accordance with Section 2.4.2 above.

2.4.3
IAE LLC will invoice Willis promptly upon execution of this Contract for the (i) four (4) Spare Engines scheduled to be Delivered in March 2020, and (provided Willis has submitted the preliminary version of the form attached as Appendix 4 in accordance with Section 2.1.1. and (ii) four (4) QEC Kits.

2.4.4	If payment is not received by [**], then IAE LLC has the right to terminate this Contract and withhold delivery of the Spare Engines and the QEC Kits to Willis.

2.5	Delivery, Shipping, Title and Risk of Loss or Damage

2.5.1
Subject to Section 2.6, and following Willis‘ payment in accordance with Section 2.4, IAE LLC will make available for retrieval to Willis, or an agent designated by Willis, the Spare Engine(s) (installed inside the Engine Bag and on the Engine Stand, and with a Warranty Bill of Sale in the form of Appendix 5A attached hereto) Ex-Works (INCOTERMS 2010) the Delivery Location, and will transmit to Willis (either physically or electronically) the Warranty Bills of Sale for such Spare Engines, at which time the title to and risk of loss of the Spare Engine(s), Engine Bag and Engine Stand will pass to Willis, and such title transfer and risk of loss of the Spare Engine(s), Engine Bag and Engine Stand shall constitute Delivery of such Spare Engines to Willis. Willis must arrange for transportation of the Spare Engine(s) from the Delivery Location to the facility in [**] where the QEC kits will be installed; provided, however, any costs related to such transportation paid by Willis shall be charged back to IAE LLC at its sole cost.

2.5.2
Subject to Section 2.6, and following Willis’ payment in accordance with Section 2.4, IAE LLC will transmit to Willis (either physically or electronically) the Warranty Bills of Sale (in the form of Appendix 5B attached hereto) for the four (4) QEC Kits. The QEC Kits are located at their manufacturing facility in [**]. The transmittal of the Warranty Bills of Sale for each QEC Kit to Willis shall constitute Delivery of such QEC Kit(s).

2.5.3
No less than [**] prior to the Delivery Date, Willis must provide IAE LLC with instructions as to the marking and transportation details for each Spare Engine by completing the required portions of the form attached as Appendix 4.

2.5.4	Provided that Willis complies with Section 2.5.3 above, IAE LLC will provide Willis with the Spare Engine serial number no later than [**] prior to the Delivery Date.

2.6	Conditions Precedent for IAE

Without prejudice to Article 6, IAE LLC’s obligation to deliver, or cause to be delivered, the Spare Engine(s), Engine Bag(s),Engine Stand(s), and the QEC Kit(s) is subject to the nonexistence of the following events, the existence of which will excuse IAE LLC from delivering, or causing to be delivered, the Spare Engine(s), Engine Bag(s), Engine Stand(s) or the QEC Kit(s) until such time as the event is cured (provided that such event is capable of being cured):

2.6.1	a continuing event of default (taking into account any applicable grace period) by Willis in any payment due under this Contract (including any Appendix or amendments hereto); or

2.6.2	any event that is a Termination Event (as defined below) or would constitute a Termination Event, but for lapse of time, has occurred and is continuing.

2.7	Conditions Precedent for Willis

Willis’ obligation to purchase, or cause to be purchased, the Spare Engine(s), Engine Bag(s), Engine Stand(s), and the QEC Kit(s) is subject to the following conditions:

2.7.1	[**]; and

2.7.2
IAE LLC and Willis shall have executed a general terms engine lease agreement and an aircraft engine lease agreement for each of the Spare Engines for a term of [**], commencing on the Delivery of each Spare Engine, with the necessary signature pages for each of the aforementioned documents pre-positioned with Willis or its designated FAA counsel.

2.8	Documentation, Inspection and Acceptance

2.8.1
IAE LLC will ensure that the Spare Engines conform to the Specification through the maintenance of procedures, systems and records approved by the Certification Authority, and that a duly signed FAA-issued Authorized Release Certificate (FAA Form 8130-3, Airworthiness Approval Tag) or Certificate of Conformity (as the case may be) is issued for such purposes. In addition, and subject to Section 7.1 herein, IAE LLC will provide Willis with a video borescope inspection upon request in respect of each Spare Engine on or before the Delivery Date thereof.

2.8.2	Intentionally Omitted

2.8.3
The Spare Engines will be accompanied by all of its related documentation on the Delivery Date. When Willis is set up as an IAE LLC customer, as soon as practicable, (i) within [**] for a preliminary version and (ii) within [**] for the final version, in each case following Delivery, the VSL Report link within the IAE LLC customer portal will be uploaded with an electronic copy of all such documentation.

2.8.4
If Willis refuses, is unable to accept, or otherwise hinders delivery, or if IAE LLC at Willis’ written request agrees to delay delivery of any Spare Engine, Willis will nevertheless pay to IAE LLC or cause IAE LLC to be paid as if, for the purposes of payment only, such undelivered Spare Engine had been Delivered on the Delivery Date. Willis will also pay to IAE LLC such reasonable sums as IAE LLC may require for storing, maintaining and insuring such undelivered Spare Engine from the Delivery Date until the date that Willis takes delivery of such Spare Engine.

3.	WARRANTIES, AND SERVICE POLICIES

3.1	Warranties and Service Policies for the PW1100G-JM Engine

IAE LLC will provide Willis the benefits of the Warranties and Service Policies and LLP Life Assurance Plan for the [**], both of which are attached as Appendix 3 and Appendix 7, respectively, for the Spare Engines.

3.2	Warranties for the QEC Kits

IAE LLC hereby warrants to Willis that, at the time of delivery of the QEC Kit, IAE LLC will transfer to Willis good, legal, and merchantable title to the QEC Kit, free and clear of any and all security interests, liens, claims, charges or other encumbrances.

3.3	Disclaimer of Additional Warranties for QEC Kits

IAE LLC makes no warranty and disclaims all liability for goods, whether supplied by IAE LLC or not, that were not originally manufactured by or on behalf of IAE LLC, though IAE LLC will, make available to Willis the benefit of any warranty provided by such original manufacturer.

4.	SUBJECT TO PRIOR SALE

The Parties acknowledge that the Delivery Dates set forth in this Contract are tentative and will only be confirmed (thereby triggering IAE LLC’s obligation to satisfy its obligations to Deliver) upon Willis’ payment in accordance with Appendix 2 and submission of a complete purchase order with IAE LLC for each of the Spare Engines, subject to Article 6.

5.	SALE AND PART OUT

5.1	Right of First Refusal

With respect to each Spare Engine, for a period of [**] from the manufacture date of such Spare Engine, In the event Willis decides to transfer, sell, or otherwise dispose of any Spare Engine that is the subject of this Contract in an arm’s length transaction to an independent third party, Willis agrees to grant IAE LLC the right of first refusal to purchase such Spare Engine at the price and upon substantially the same payment terms offered by the third party. Upon receipt of any bona fide offer, Willis will notify IAE LLC in writing of the price and terms, and IAE LLC will respond to this notice within [**] after receipt thereof, indicating whether IAE LLC desires to exercise its rights hereunder. For purposes of this Section 5.1, a sale to an independent third party shall not include a sale by Willis to (i) a Permitted Affiliate, or (ii) a sale or an offer to sell such Spare Engine to a bona fide third party leasing company, investment fund, bank or other purchaser while such Spare Engine is subject to a bona fide lease to an airline operator, and Willis remains as servicer;

provided, however, any such sale agreement with (i) or (ii) will grant IAE LLC the right of first to refusal to purchase such Spare Engine, consistent with the terms of this Section 5.1, in the event the Spare Engine is subsequently offered to be sold in an arm’s length transaction to an independent third party.

5.2	Covenant Against Spare Engine Part-Out

Willis further agrees that the Spare Engines are for the sole purpose of supporting Willis’ engine leasing business through the loan or lease of such Spare Engines to Willis’ customers and that Willis (a) will not disassemble any such Spare Engine into parts to be used or sold separately, and (b) will ensure that any agreement with its customers will prohibit the disassembly of such Spare Engine into parts to be used or sold separately and will include IAE LLC as a third party beneficiary of such prohibition. This Section 5.2 applies with respect to each Spare Engine, for a period of [**] from the manufacture date of such Spare Engine.

Willis’s failure to comply with this Article 5 is a material breach of this Contract.

6.	EVENTS OF DEFAULT AND TERMINATION

6.1	Termination Events

6.1.1	Each of the following constitutes a “Termination Event” under this Contract:

a.	Willis commences any case, proceeding or action with respect to it or its property in any jurisdiction relating to bankruptcy, insolvency,

reorganization, dissolution, liquidation, winding-up, or otherwise relating relief from or readjustment of any of its debts or obligations (excluding refinancing of its debt facilities); or

b.
Willis seeks the appointment of a receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets, or makes a general assignment for the benefit of its creditors; or

c.
Willis otherwise becomes subject to any case, proceeding or action of the type referred to in Sections 6.1.1a or 6.1.1b that is not stayed, dismissed or discharged within [**] of the filing thereof; or

d.
An action is commenced against Willis seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets that is not stayed, dismissed or discharged within [**] of the filing thereof; or

e.	Willis’s failure to pay when due any amount owed hereunder within [**] following such due date; or

f.	Willis’s breach of Section 0 or Section 7.1, or a material breach of any other provision hereunder.

6.1.2
This Contract will automatically terminate upon the occurrence of any Termination Event specified in Sections 6.1.1a through 6.1.1d above, upon which time all amounts then outstanding hereunder and which Willis is obligated to pay hereunder will become immediately due and payable to IAE LLC, in addition to any and all other remedies available to IAE LLC under applicable law. Upon the occurrence of any other Termination Event, IAE LLC may, at its option, exercise any and all remedies available to it under applicable law, including, without limitation, the right by written notice, effective immediately, to unilaterally terminate this Contract, upon which time all amounts then outstanding hereunder and which Willis is obligated to pay hereunder will become immediately due and payable to IAE LLC. In the event of any Termination Event, all payments previously made by Willis hereunder are non-refundable.

6.2	Effect of Termination

Upon the expiration or termination of this Contract, all rights and obligations of the Parties, including without limitation IAE LLC’s obligation to deliver goods not yet delivered, will terminate. Notwithstanding the foregoing, any liabilities and obligations (including payment obligations and the Warranties) that have accrued and have not been previously paid, executed or discharged prior to expiration or termination will survive.

7.	COMPLIANCE WITH LAW, GOVERNING LAW AND FORUM

7.1	Compliance with Export/Import Laws and Regulations

Willis agrees that it will not directly or indirectly sell, export, re-export, transfer, divert, or otherwise dispose of any goods, software, technical data (including products derived from or based on such technical data), or services received directly or indirectly from IAE LLC to any Prohibited Party (as defined below) without obtaining prior authorization from the relevant government authorities as required pursuant to applicable export laws.

“Prohibited Parties” means, collectively, those countries and persons to whom the sale, export, re-export, transfer, diversion or other disposition of any goods, software, technical data or services is prohibited by the applicable export laws and related regulations of the United States or European Union Governments.

Willis’s failure to strictly comply with this Section 7.1 is a material breach of this Contract.

7.2	Governing Law and Forum

7.2.1
This Contract is governed by and construed and enforced in accordance with the substantive laws of the State of New York, United States of America, without regard to principles of conflicts of law. The United Nations Convention of Contracts for the International Sale of Goods shall not apply.

7.2.2
The Parties irrevocably submit to the non-exclusive jurisdiction of the state and federal courts sitting in the State of New York, Borough of Manhattan, United States of America, in connection with any suit, action or proceeding (including, without limitation, arbitration) arising out of or relating to this Contract and IRREVOCABLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION OR DEFENSE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. FURTHER, THE PARTIES HERETO AGREE TO WAIVE ANY RIGHTS EITHER OF THEM MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY SUCH SUIT, ACTION OR PROCEEDING. In the event of any dispute, the Parties will attempt to amicably resolve any controversy, dispute, claim, difference or matter arising out of this Contract (“Dispute”). If those efforts prove unsuccessful within [**] from notice of such Dispute, then the Parties will participate in two phases of dispute resolution, each phase to be conducted solely in English. Phase one will be high level management meetings to be held within [**] after written request by either Party, which will not exceed [**] in duration. Phase two will be binding arbitration which will take place in the State of New York, Borough of Manhattan, United States of America, in accordance with the then- current Commercial Rules of the American Arbitration Association, before three (3) arbitrators. Each Party will pick one (1) arbitrator and the Parties will agree on the third (3rd) arbitrator. If the Parties are unable to agree on the third (3rd) arbitrator, then the two (2) individually-chosen arbitrators will agree on a third (3rd) arbitrator. Each arbitrator must be an attorney who is actively engaged in the practice of arbitration, specializing in either general commercial litigation or general corporate or commercial matters. The language to be used in the arbitral proceedings shall be English. Reasonable examination of opposing witnesses in oral hearing will be permitted. Each Party will bear its own costs of presenting or defending its position in the arbitration. The final award of the arbitrator shall be final, binding and non-appealable and judgment may be entered thereon in any court having jurisdiction thereof.

7.2.3
Notwithstanding the foregoing, neither Party is prohibited from bringing an action to enforce an arbitral award or seek injunctive or equitable relief. The Parties hereby consent to the non-exclusive jurisdiction of the state and federal courts of general jurisdiction of the State of New

York, Borough of Manhattan for such purposes. THE PARTIES WAIVE THE RIGHT OF JURY TRIAL, IF APPLICABLE.

7.2.4	Each Party will comply with all applicable United States of America laws, rules and regulations in exercising its rights and performing its obligations hereunder.

7.2.5
The Parties agree that all controversies, disputes, claims, differences or matters that arise from this Contract and any arbitration that arise thereof are subject to the provisions set forth in Section 8.4.

8.	MISCELLANEOUS

8.1	Delay in Delivery

8.1.1	If IAE LLC is hindered or prevented from performing any obligation hereunder, including but not limited to delivering any Spare Engine or QEC Kit by its Delivery Date by reason of:

a.	any cause beyond the reasonable control of IAE LLC, or

b.	fires, industrial disputes or introduction of essential modifications ((a) and (b) together, “Force Majeure”);

the Delivery Date will be extended by a period equal to the period for which delivery was so hindered or prevented, and IAE LLC will have no liability whatsoever in respect of such delay. Notwithstanding the foregoing, If IAE LLC is hindered or prevented, or if IAE LLC determines that it will be hindered or prevented, from Delivering any Spare Engine or QEC Kit to Willis due to Force Majeure for a period longer than the earlier to occur of
(a)[**] after the Delivery Date set forth in Appendix 2 , both Parties shall meet to discuss in good faith an extension of the applicable Delivery Date or another amendment to this Contract. If the Parties do not agree on such extension or amendment, then Willis shall be entitled to terminate its obligation to purchase the Spare Engine(s) or QEC Kit(s) affected by such Force Majeure Delay, with immediate effect and without judicial recourse, by giving IAE LLC a written notice of its intention to do so, without liability resulting from such Force Majeure Delay for either Party.

8.1.2
If, by reason of any of the causes set forth in Section 8.1.1 above, IAE LLC is hindered or prevented from delivering any goods (including any Spare Engines or the QEC Kits) to purchasers (including Willis), then IAE LLC shall have the right to allocate, in good faith and in its own discretion, such goods as they become available among all such purchasers and IAE LLC shall have no liability whatsoever to Willis for any delay in delivery resulting from such allocation. The Delivery Date will be extended by a period equal to the period of delay resulting from such allocation by IAE LLC.

8.1.3
If IAE LLC is hindered or prevented from Delivering any Spare Engine or QEC Kit to Willis due to a reason other than Force Majeure for a period longer than of [**] after the Delivery Date set forth in Appendix 2, both Parties shall meet to discuss in good faith an extension of the applicable Delivery Date or another amendment to this Contract. If the Parties do not agree on such extension or amendment, then Willis shall be entitled to terminate its obligation, at its option, to purchase either (i) the Spare Engine(s) or QEC Kit(s) affected by such Inexcusable Delay, or (ii) any undelivered Spare Engine(s) or QEC Kit(s) remaining under the Contract, with immediate effect and without judicial recourse, by giving IAE LLC a written notice of its intention to do so, without liability resulting from such Inexcusable Delay for either Party.

8.2	Patents

8.2.1
Subject to the conditions set forth in this Section 8.2 and as the sole liability of IAE LLC in respect of any claims for infringement of intellectual property rights, IAE LLC will indemnify Willis against any claims alleging that the use of the Spare Engines by Willis within any country subject to Article 27 of the Convention on International Civil Aviation of 7th December 1944 (The Chicago Convention) at the date of such claim infringes any patent, design, or model duly granted or registered. Notwithstanding the foregoing, IAE LLC will not incur any liability to Willis for any consequential damages or any loss of use of any Spare Engine or of the Aircraft on which a Spare Engine is installed arising directly or indirectly as a result of such claim.

8.2.2
Willis will promptly give IAE LLC written notice of any infringement claim whereupon IAE LLC will have the right in its sole discretion to assume the defense of, or dispose or settle such claim at its own expense. Willis will assist IAE LLC in all reasonable respects in connection with IAE LLC’s defense, disposition or settlement of such claim. Willis will not perform any act or omission that may directly or indirectly prejudice IAE LLC in connection with the matters set forth in this Section 8.2.

8.2.3	IAE LLC may, at its discretion, provide a substantially equivalent non- infringing Spare Engine of equal or greater value in substitution for any alleged infringing Spare Engine.

8.2.4	Section 8.2.1 will not apply to claims for infringement in respect of

(i)	any good manufactured to the specific design instructions of Willis;
(ii)    any good not designed, manufactured or supplied by IAE LLC (IAE LLC will in the event of any claim for infringement assign to Willis the benefits of any indemnity given to IAE LLC by the designer, manufacturer or supplier of such good to the extent IAE LLC has the right to do so); (iii) the manner or method in which any Spare Engine is installed on an Aircraft; or (iv) any combination of a Spare Engine with any other item or items other than an Aircraft.

8.3	Right of Setoff

IAE LLC reserves its right to set off any credits issued to Willis under the Spare Engine Warranties against any of Willis‘s outstanding payment obligations to IAE LLC under this Contract or any other agreement solely between IAE LLC and Willis.

8.4	Non-Disclosure and Non-Use

8.4.1
Subject to Section 8.4.3 below, Willis agrees to not disclose to any third party (other than the Permitted Affiliates in connection with the potential or actual assignment of this Contract, together with Willis’s or such Permitted Affiliates’ employees, directors, officers, financiers and professional advisers, provided that each such person or entity has a need to know and further provided that each such person or entity is bound by non-disclosure requirements at least as restrictive as those contained herein) any Information that it acquires directly or indirectly from IAE LLC and agrees not to use the same other than for the purpose for which it was disclosed, or to the extent permitted under Section 8.4.5, without the written approval of IAE LLC. For purposes of this Section 8.4, “Information” includes but is not limited to all oral or written information, know-how, data, reports, drawings and specifications, and all provisions of this Contract.

8.4.2	Willis is responsible for the observance of the provisions of Section
8.4.1 above by its employees, professional advisers, and any parties to which Willis discloses Information in accordance herewith.

8.4.3
Section 8.4.1 above does not apply to information that is or becomes generally known in the aero engine industry nor prevent disclosure of Information solely to the extent necessary for Willis to lease, sell or maintain the Spare Engine (i.e. Spare Engine records).

8.4.4
Willis will obtain and maintain at all times all required authorizations, including without limitation all export licenses, import licenses, exchange permits and any other governmental authorizations required in connection with the transactions contemplated under this Contract. Willis will restrict disclosure of any and all Information in obtaining such licenses, permits, or authorizations. Willis will ship, deliver or otherwise convey, as applicable, the Spare Engines and Information only to those destinations permitted under such licenses, permits, or authorizations.

8.4.5	If Willis is required to disclose any Information through a valid governmental, judicial or regulatory agency order, including any applicable stock exchange rules, Willis will: (i) provide IAE LLC with prompt written notice of such requirement, together with a full and complete copy of such governmental, judicial or regulatory agency order, so that IAE LLC may seek a protective order or any other remedy, or waive compliance with the terms of this Contract to the extent necessary to allow Willis to comply with such governmental, judicial or regulatory agency order; and (ii) take all available actions to resist or narrow the required disclosure to only such Information as is specifically required to respond to such order, and to maintain the confidentiality of all such other undisclosed Information to the fullest extent permitted by law. If Willis is required to disclose this Contract as a “material definitive agreement” under Securities and Exchange Commission (“SEC”) regulations, the Parties agree as follows, in each case, to the extent permitted by such regulations and any determination of the SEC: (i) in its 8-K filing, Willis will not disclose the Spare Engine models that are the subject of this Contract and will only disclose the extended list price of all of the Spare Engines, and
(ii) with respect to the 10-Q filing that will attach this Contract, Willis will allow IAE LLC to provide, and will consider, its determination of what portions of the Contract can be redacted and filed separately with the SEC provided that such determination is provided in a timely manner.

8.5	Taxes

8.5.1
Subject to Section 8.5.2 below, IAE LLC will pay all imposts, duties, fees, taxes and other like charges levied against IAE LLC by any tax authority or any agency thereof in connection with each Spare Engine prior to its delivery to Willis.

8.5.2
All amounts payable by Willis pursuant to this Contract exclude value added tax, sales tax or taxes on turnover. In the event that the supply of goods under this Contract is subject to value added tax, sales tax or taxes on turnover, such tax will be borne by Willis. If applicable, Willis will no later than [**] following the execution hereof notify IAE LLC in writing of its European Community value added tax code.

8.5.3	Willis will pay all other imposts, duties, fees, taxes and other like charges by whomsoever levied.

8.6	Amendment

This Contract may be amended only by written agreement by the Parties.

8.7	Assignment

Willis may not assign this Contract or any of its obligations hereunder, whether in whole or part, without the prior written consent of IAE LLC. Notwithstanding the foregoing, Willis may, upon prior written notice to IAE LLC, assign this Contract or any of its obligations hereunder, whether in whole or part, to any Permitted Affiliate(s), without the prior written consent of IAE LLC.

IAE LLC may, without recourse, assign this Contract or any of its rights and/or delegate any of its obligations hereunder (a) to any subsidiary or affiliate of IAE LLC or United Technologies Corporation, or (b) in connection with any merger, consolidation, reorganization, or voluntary sale or transfer of its assets; provided that such assignee and/or delegate is: (i) solvent at the time of such transfer; and
(ii)to the extent required by law, authorized by the applicable regulatory authorities to perform or procure the performance of all obligations being delegated and/or assigned.

Any assignment made in violation of this Section 8.7 will be null and void.

8.8	Severability and Invalidity

If any provision of this Contract or the application thereof to either Party is or becomes invalid, illegal or unenforceable to any extent, the remainder of this Contract and the application thereof will not be affected and will be enforceable to the fullest extent permitted by law.

8.9	Appendices

In the event of any unresolved conflict or discrepancy between the Appendices (which are hereby expressly made a part of this Contract) and the terms contained within the body of this Contract, the terms contained within the body of this Contract will control.

8.10	Headings

The Article or Section headings and the Table of Contents are for informational purposes only, do not form a part of this Contract, and shall not govern or affect the interpretation of this Contract.

8.11	Notices

Except as expressly agreed in this Contract, all notices hereunder will be in English and sent by certified mail or recognized international carrier to:

In the case of IAE LLC:

International Aero Engines, LLC 400 Main Street
Mail Stop 121-10
East Hartford, Connecticut 06118 United States of America Attention: Chief Legal Officer

In the case of Willis:

Willis Lease Finance Corporation
60 East Sir Francis Drake Blvd., Suite 209 Larkspur, California 94939
Attention: General Counsel

or in each case to such other address as may be notified from time to time by either Party in accordance with this Section 8.11.

8.12	Exclusion of Other Provisions and Previous Understandings

8.12.1
This Contract (including all Appendices) expresses the complete and exclusive agreement of the Parties relating to the subject matter hereof and applies to the exclusion of all other provisions on or attached to or otherwise forming part of any order form of Willis, or any acknowledgment or acceptance by IAE LLC, or of any other document relating to the subject matter hereof.

8.12.2
Neither Party has relied on any representations, agreements, statements or understandings made prior to the execution of this Contract, whether orally or in writing, relating to the subject matter hereof, other than those expressly incorporated in this Contract. This Contract represents the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior representations, agreements, statements and understandings.

8.13	No Construction Against Drafter

This Contract has been the subject of negotiation between the Parties. If an ambiguity or question of intent arises with respect to any provision herein, this Contract will be construed as if drafted jointly by IAE LLC and Willis and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of authorship of any of the provisions of this Contract.

8.14	[**]

8.15	International Registry

IAE LLC acknowledges and agrees that it will cooperate with Willis in order to register the Warranty Bill of Sale for each Spare Engine Delivered under this Contract as a Contract of Sale on the International Registry within [**] following the transfer of title of each Spare Engine.

8.16	Technical Training

IAE LLC will credit Willis’s account with the IAE-designated customer training center in East Hartford, Connecticut (“CTC”), [**], an amount equal to [**] Student-Days of technical training for each Spare Engine Delivered (the “Training Credits”). The Training Credits may be used towards any [**] related training courses detailed in CTC’s training catalog. As used herein, “Student-Days” equals the number of students multiplied by the number of class days. All training credits provided under this Section 8.16 must be taken within [**] after delivery of the last Spare Engine. Additionally, any remaining training credits related to the previous purchase of [**] can also be used for [**] related training at Willis’ option.

8.17	Spare Engine Documents

Upon execution of an Intellectual Property Agreement between Willis and IAE LLC, which the Parties will use their best efforts to have executed by no later than [**], Willis will be granted access to the following documents in the IAE LLC Fleet Care portal: [**], and other documents as may be mutually agreed by the Parties. In addition to the documents available in the IAE LLC Fleet Care portal, Willis shall also have access to, or be provided with, the [**], and any other documents as may be mutually agreed by the Parties.

8.18	Acceptance, Execution and Enforceability

This Contract is available for the Parties’ consideration until [**]. Should the terms and conditions of this Contract be acceptable to Willis, please indicate such acceptance by having a duly authorized official of Willis sign two (2) duplicate originals and return a copy via email in PDF format to [**] by [**], with both signed originals to promptly follow via certified mail or recognized international carrier to [**].

This Contract may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original and all of which when taken together will constitute one and the same instrument.

Upon the full execution of this Contract, this document will become enforceable and will be deemed executed in the State of New York, U.S.A. After acceptance by IAE LLC, IAE LLC will return one (1) fully executed duplicate original to Willis. The Parties agree that facsimile or PDF format signatures are deemed to be of the same force and effect as an original executed document.

[Remainder of page intentionally blank. Signatures on following page.]

IN WITNESS WHEREOF, the Parties have caused this Contract to be duly executed as of the date first stated above and deem that it is executed in the State of New York, U.S.A.

INTERNATIONAL AERO ENGINES, LLC
By	/s/ Daniel Kirk
Name	Daniel Kirk
Title	VP - Sales

WILLIS LEASE FINANCE CORPORATION, FOR ITSELF AND AS SERVICER
By	/s/ Austin C. Willis
Name	Austin C. Willis
Title	SVP, Corporate Development

Model PW1133G-JM
Spec No. 6508

APPENDIX 1

[**] ENGINE MODEL SPECIFICATION

[**]

APPENDIX 2
DELIVERY SCHEDULE AND PRICING

[**]

APPENDIX 3
[**] ENGINE AND PARTS SERVICE POLICY

[**]

APPENDIX 4

[**] SPARE ENGINE SHIPPING PRO FORMA

[**]

APPENDIX 5

APPENDIX 5.A FORM OF SPARE ENGINE WARRANTY BILL OF SALE

APPENDIX 6

LIST OF PERMITTED AFFILIATES

APPENDIX 7

LIFE LIMITED PARTS LIFE ASSURANCE PLAN